Exhibit 99.1

News Release For Immediate Release http://www.ball.com	Investor Contact: Ann T. Scott (303) 460-3537, ascott@ball.com Media Contact: Renee Robinson (303) 460-2476, rarobins@ball.com

Ball Reports Third Quarter Results

Highlights
●	Third quarter 2013 comparable earnings per diluted share of $1.00 vs. 90 cents in 2012

●	Solid third quarter aerospace backlog at $942 million

●	Full-year free cash flow still expected to be in the range of $450 million

●	Net full-year share buyback expected to be in the range of $400 million

BROOMFIELD, Colo., October 24, 2013 — Ball Corporation (NYSE:BLL) today reported third quarter net earnings attributable to the corporation of $115.2 million, or 78 cents per diluted share, on sales of $2.3 billion, compared to $115.1 million, or 73 cents per diluted share, on sales of $2.3 billion in the third quarter of 2012. Third quarter 2013 net earnings include after tax charges of $32.0 million, or 22 cents per diluted share, of which $18 million or 12 cents per diluted share relate to a provision for a customer receivable, with the remaining after tax charges related to business consolidation and other costs.
Results for the first nine months of 2013 were net earnings attributable to the corporation of $282.3 million, or $1.88 per diluted share, on sales of $6.5 billion, compared to $342.9 million, or $2.16 per diluted share, on sales of $6.6 billion in the first nine months of 2012. Year-to-date 2013 net earnings include after tax charges of $80.5 million for business consolidation costs, discontinued operations and a provision for a customer receivable.
Comparable 2013 earnings per diluted share for the third quarter and year-to-date were $1.00 and $2.42, respectively versus third quarter and year-to-date 2012 comparable earnings per diluted share of 90 cents and $2.42, respectively. Details of comparable segment earnings and business consolidation activities can be found in Notes 1 and 2 to the unaudited consolidated financial statements that accompany this news release.
“Better than expected global beverage can volumes, an improved seasonal vegetable harvest and solid execution companywide led to improved operational results,” said John A. Hayes, chairman, president and chief executive officer. “Our ongoing efforts to manage our cost structure and drive EVA dollar growth are beginning to pay off.”

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 1

Metal Beverage Packaging, Americas & Asia
Metal beverage packaging, Americas and Asia, comparable segment operating earnings were $134.8 million in the third quarter on sales of $1.1 billion, compared to $142.2 million on sales of $1.2 billion in the third quarter of 2012. For the first nine months, comparable segment operating earnings were $364.5 million on sales of $3.2 billion, compared to $384.5 million on sales of $3.4 billion during the same period in 2012.
Despite segment volumes being down mid-single digits for the quarter due to the previously announced loss of business in North America, growth in specialty containers increased double digits. In North America, our Milwaukee, Wis., facility ceased production of 12-ounce beverage cans, while other regional specialty can lines ramped up production. The Alagoinhas, Brazil, facility completed installation of a second can line capable of manufacturing multiple can sizes. The Chinese beverage can market continued high single-digit growth.
Metal Beverage Packaging, Europe
Metal beverage packaging, Europe, results in the quarter were comparable segment operating earnings of $60.5 million on sales of $488.9 million, compared to $54.3 million on sales of $450.8 million in 2012. Results for the first nine months were comparable segment operating earnings of $143.2 million on sales of $1.4 billion, compared to $152.7 million on sales of $1.4 billion in 2012.
Third quarter comparable earnings benefitted from stronger than expected volume growth, improved operating efficiencies and initial progress on cost-out initiatives announced in the first half of 2013.
Metal Food & Household Products Packaging
Metal food and household products packaging results in the third quarter were comparable segment operating earnings of $58.4 million on sales of $463.6 million, compared to $50.1 million in 2012 on sales of $445.8 million. Year-to-date results were comparable segment operating earnings of $140.6 million on sales of $1.2 billion, compared to $131.0 million on sales of $1.2 billion in 2012.
Segment volumes were up near double digits and contributed favorably to third quarter operational results. Solid global demand for aerosol containers, as well as improved year-over-year volumes in North America drove volume growth. Ball continues to invest in its extruded aluminum manufacturing capabilities to meet increasing market demand.
Aerospace and Technologies
Aerospace and technologies results were comparable segment operating earnings of $18.0 million on sales of $217.5 million in the third quarter, compared to $22.5 million on sales of $219.9 million in 2012. For the first nine months, comparable segment operating earnings were $55.0 million

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 2

on sales of $675.0 million compared to $62.4 million on sales of $631.8 million during the same period last year. Backlog at the end of the quarter was $942 million.
A diverse contract portfolio and solid quarter-end backlog level continue to provide ongoing business stability. During the quarter, the Wide-field Infrared Survey Explorer (WISE) spacecraft emerged from a two-year hibernation to resume its near-Earth asteroid hunting mission. Additionally, the STPSat-3 satellite, which is the primary satellite for the U.S. Air Force Operationally Responsive Space-3 enabler mission, was delivered to Wallops Flight Facility.
Outlook
“We still anticipate free cash flow in the range of $450 million after capital expenditures of approximately $400 million,” said Scott C. Morrison, senior vice president and chief financial officer. “We will return the majority of our free cash flow to shareholders through share repurchases and dividends.”
“Although global economic circumstances continue to be challenging, our third quarter operational performance and strong free cash generation reflect our increasing momentum as we head into 2014,” Hayes said.
About Ball Corporation
Ball Corporation supplies innovative, sustainable packaging solutions for beverage, food and household products customers, as well as aerospace and other technologies and services primarily for the U.S. government. Ball Corporation and its subsidiaries employ 15,000 people worldwide and reported 2012 sales of more than $8.7 billion. For more information, visit www.ball.com, or connect with us on Facebook or Twitter.
Conference Call Details
Ball Corporation (NYSE: BLL) will announce its third quarter 2013 earnings on Thursday, Oct. 24, at 7 a.m. Mountain Time (9 a.m. Eastern). The North American toll-free number for the call is 800-926-5068. International callers should dial 212-231-2939. Please use the following URL for a webcast of the live call: http://edge.media-server.com/m/p/w973g8bt/lan/en.

For those unable to listen to the live call, a taped replay will be available from 9 a.m. Mountain Time on Oct. 24 until 9 a.m. Mountain Time on Oct. 31. To access the replay, call 800-633-8284 (North American callers) or 402-977-9140 (international callers) and use reservation number 21674592. Within 48 hours of the call’s conclusion, a written transcript of the call will be posted to www.ball.com in the investors section under “news and presentations.”

Forward-Looking Statements
This release contains “forward-looking” statements concerning future events and financial performance. Words such as “expects,” “anticipates,” “estimates” and similar expressions identify forward-looking statements. Such statements are subject to risks and uncertainties, which could cause actual results to differ materially from those expressed or implied. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key risks and uncertainties are summarized in filings with the Securities and Exchange Commission, including Exhibit 99 in our Form 10–K, which are available on our website and at www.sec.gov. Factors that might affect: a) our packaging segments include fluctuation in product demand; availability and cost of raw materials; competitive packaging, pricing and substitution; changes in climate and weather; crop yields; competitive activity; failure to achieve productivity improvements or cost reductions; mandatory deposit or other restrictive packaging laws; changes in major customer or supplier contracts or loss of a major customer or supplier; political instability and sanctions; and changes in foreign exchange or tax rates; b) our aerospace segment include funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts; c) the company as a whole include those listed plus: changes in senior management; successful or unsuccessful acquisitions and divestitures; regulatory action or laws including tax, environmental, health and workplace safety, including U.S. FDA and other actions affecting products filled in our containers, or chemicals or substances used in raw materials or in the manufacturing process; technological developments and innovations; litigation; strikes; labor cost changes; rates of return on assets of the company’s defined benefit retirement

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 3

plans; pension changes; uncertainties surrounding the U.S. government budget, sequestration and debt limit; reduced cash flow; ability to achieve cost-out initiatives; interest rates affecting our debt.

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Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 4

Condensed Financial Statements (Third Quarter 2013)

Unaudited Condensed Consolidated Statements of Earnings

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, except per share amounts)	2013	2012	2013	2012

Net sales	$2,277.9	$2,282.5	$6,471.3	$6,621.5

Costs and expenses
Cost of sales (excluding depreciation and amortization)	(1,846.9)	(1,866.1)	(5,289.3)	(5,444.6)
Depreciation and amortization	(76.6)	(74.7)	(223.6)	(210.2)
Selling, general and administrative	(99.0)	(86.3)	(311.2)	(284.5)
Business consolidation and other activities	(43.8)	(36.8)	(89.1)	(44.0)
	(2,066.3)	(2,063.9)	(5,913.2)	(5,983.3)

Earnings before interest and taxes	211.6	218.6	558.1	638.2

Interest expense	(45.5)	(44.2)	(138.0)	(134.2)
Debt refinancing costs	(1.3)	–	(28.0)	(15.1)
Total interest expense	(46.8)	(44.2)	(166.0)	(149.3)
Earnings before taxes	164.8	174.4	392.1	488.9
Tax provision	(44.1)	(51.7)	(93.0)	(129.7)
Equity in results of affiliates, net of tax	0.9	(0.8)	0.9	(1.0)

Net earnings from continuing operations	121.6	121.9	300.0	358.2

Discontinued operations, net of tax	0.3	(2.2)	0.4	(2.9)

Net earnings	121.9	119.7	300.4	355.3

Less net earnings attributable to noncontrolling interests	(6.7)	(4.6)	(18.1)	(12.4)

Net earnings attributable to Ball Corporation	$115.2	$115.1	$282.3	$342.9

Earnings per share:
Basic–continuing operations	$0.80	$0.76	$1.92	$2.22
Basic–discontinued operations	–	(0.01)	–	(0.02)
Total basic earnings per share	$0.80	$0.75	$1.92	$2.20

Diluted–continuing operations	$0.78	$0.74	$1.88	$2.18
Diluted–discontinued operations	–	(0.01)	–	(0.02)
Total diluted earnings per share	$0.78	$0.73	$1.88	$2.16

Weighted average shares outstanding (000s):
Basic	144,714	153,604	146,910	155,561
Diluted	147,895	157,108	150,122	158,963

Condensed Financial Statements (Third Quarter 2013)

Unaudited Condensed Consolidated Statements of Cash Flows

	Nine Months Ended September 30,
($ in millions)	2013	2012

Cash Flows from Operating Activities:
Net earnings	$300.4	$355.3
Discontinued operations, net of tax	(0.4)	2.9
Depreciation and amortization	223.6	210.2
Business consolidation and other activities	89.1	44.0
Deferred tax provision	3.3	15.4
Other, net	4.8	(34.1)
Changes in working capital	(166.6)	(204.4)
Cash provided by (used in) continuing operating activities	454.2	389.3
Cash provided by (used in) discontinued operating activities	(2.3)	(1.0)
Total cash provided by (used in) operating activities	451.9	388.3

Cash Flows from Investing Activities:
Capital expenditures	(309.6)	(206.9)
Business acquisitions, net of cash acquired	(14.2)	(15.3)
Other, net	2.2	18.0
Cash provided by (used in) investing activities	(321.6)	(204.2)

Cash Flows from Financing Activities:
Changes in borrowings, net	213.7	188.3
Purchases of common stock, net of issuances	(267.9)	(304.9)
Dividends	(56.8)	(46.6)
Other, net	(15.6)	(6.6)
Cash provided by (used in) financing activities	(126.6)	(169.8)

Effect of currency exchange rate changes on cash	(9.6)	1.1

Change in cash	(5.9)	15.4
Cash–beginning of period	174.1	165.8
Cash–end of period	$168.2	$181.2

Condensed Financial Statements (Third Quarter 2013)

Unaudited Condensed Consolidated Balance Sheets

	September 30,
($ in millions)	2013	2012

Assets
Current assets
Cash and cash equivalents	$168.2	$181.2
Receivables, net	1,087.5	1,206.3
Inventories, net	980.3	993.0
Deferred taxes and other current assets	189.4	189.8
Total current assets	2,425.4	2,570.3

Property, plant and equipment, net	2,360.1	2,220.2
Goodwill	2,379.8	2,249.1
Other assets, net	543.9	484.4

Total assets	$7,709.2	$7,524.0

Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt and current portion of long-term debt	$104.5	$401.7
Payables and other accrued liabilities	1,465.7	1,428.4
Total current liabilities	1,570.2	1,830.1

Long-term debt	3,417.5	2,932.1
Other long-term liabilities	1,404.7	1,291.7
Shareholders’ equity	1,316.8	1,470.1

Total liabilities and shareholders’ equity	$7,709.2	$7,524.0

Notes to the Condensed Financial Statements (Third Quarter 2013)

1.	Business Segment Information

On January 1, 2013, the company implemented changes to its management and internal reporting structure. As a result, the European extruded aluminum business is now included in the metal food and household products packaging segment. This business was previously included in the metal beverage packaging, Europe, segment. The segment results for the three and nine months ended September 30, 2012, have been retrospectively adjusted to conform to the current year presentation.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions)	2013	2012	2013	2012

Net sales–
Metal beverage packaging, Americas & Asia	$1,109.2	$1,169.6	$3,190.7	$3,426.9
Metal beverage packaging, Europe	488.9	450.8	1,400.5	1,377.0
Metal food & household products packaging	463.6	445.8	1,213.4	1,196.7
Aerospace & technologies	217.5	219.9	675.0	631.8
Corporate and intercompany eliminations	(1.3)	(3.6)	(8.3)	(10.9)
Net sales	$2,277.9	$2,282.5	$6,471.3	$6,621.5

Earnings before interest and taxes–
Metal beverage packaging, Americas & Asia	$134.8	$142.2	$364.5	$384.5
Business consolidation and other activities	(14.1)	(31.5)	(26.6)	(32.9)
Total metal beverage packaging, Americas & Asia	120.7	110.7	337.9	351.6

Metal beverage packaging, Europe	60.5	54.3	143.2	152.7
Business consolidation and other activities	(1.7)	(3.5)	(4.6)	(6.2)
Total metal beverage packaging, Europe	58.8	50.8	138.6	146.5

Metal food & household products packaging	58.4	50.1	140.6	131.0
Business consolidation and other activities	(1.9)	–	(30.4)	–
Total metal food & household products packaging	56.5	50.1	110.2	131.0

Aerospace & technologies	18.0	22.5	55.0	62.4
Business consolidation and other activities	–	–	(0.2)	–
Total aerospace & technologies	18.0	22.5	54.8	62.4

Segment earnings before interest and taxes	254.0	234.1	641.5	691.5

Undistributed and corporate expenses and intercompany eliminations, net	(16.3)	(13.7)	(56.1)	(48.4)
Business consolidation and other activities	(26.1)	(1.8)	(27.3)	(4.9)
Total undistributed and corporate expenses, net	(42.4)	(15.5)	(83.4)	(53.3)

Earnings before interest and taxes	$211.6	$218.6	$558.1	$638.2

Notes to the Condensed Financial Statements (Third Quarter 2013)

2.	Significant Business Consolidation Activities and Other Noncomparable Items

2013

In the third quarter, the company recorded an accounts receivable provision of $27.0 million ($18.0 million after tax, or $0.12 per diluted share) as a result of the financial difficulties of a customer. This provision represents the company’s estimate of the most likely potential loss of value it expects to incur as a result of the financial condition of this customer. The company’s estimate of potential loss as a result of this event may change in the future if the customer’s facts and circumstances change.

During July 2013, the company signed a compensation agreement with the Chinese government to vacate the Shenzhen manufacturing facility and relocate the production equipment. The third quarter and first nine months included charges of $6.8 million ($5.1 million after tax) and $8.1 million ($6.1 million after tax), respectively, for closure and relocation costs, which are expected to be reimbursed in the fourth quarter.

The third quarter and first nine months included charges of $1.6 million ($1.0 million after tax) and $8.7 million ($5.3 million after tax) to eliminate 12-ounce beverage can production from the company’s Milwaukee, Wisconsin, facility.

In February 2013, Ball announced that it will close its Elgin, Illinois, metal food and household products packaging facility in December 2013. The third quarter and first nine months included charges of $1.9 million ($1.2 million after tax) and $28.0 million ($17.1 million after tax), respectively, in connection with the closure.

The third quarter and first nine months also included charges of $5.3 million ($3.2 million after tax) and $8.4 million ($5.1 million after tax), respectively, related to the previously announced closure of Ball’s Columbus, Ohio, and Gainesville, Florida, metal beverage packaging, Americas, facilities and related voluntary separation programs.

Other items in the third quarter and first nine months included charges of $1.7 million ($1.4 million after tax) and $5.5 million ($4.3 million after tax) for headcount reductions and the relocation of the company’s European headquarters from Germany to Switzerland, as well as additional tax expense of $2.0 million and $5.9 million, respectively, related to this relocation. The second quarter and first nine months also included a charge of $5.9 million ($3.6 million after tax) to migrate certain employees from a multi-employer defined benefit pension plan to a Ball-sponsored defined benefit pension plan. Additionally, the first six months included income of $3.5 million ($2.1 million after tax) related to the reimbursement of funds paid in 2012 for the settlement of certain Canadian defined benefit pension liabilities of previously closed facilities.

During the second quarter, Ball issued $1 billion of 4.00 percent senior notes due in November 2023 and tendered for the redemption of $375 million of 7.125 percent senior notes originally due in September 2016. The redemption of the bonds and the renegotiation of Ball’s bank credit facilities in June resulted in a charge of $26.9 million ($16.3 million after tax) for the call premium and the write off of unamortized financing costs and discounts.

Other costs incurred for business consolidation and other activities were insignificant to the quarter.

2012

In August 2012, Ball announced plans to close its Columbus, Ohio, beverage can manufacturing facility and its Gainesville, Florida, end facility in order to consolidate the company's 12-ounce beverage can and end production capacity to meet changing market demand. In connection with the closures, the company recorded initial charges of $31.3 million ($19.0 million after tax) in the third quarter.

The third quarter and first nine months of 2012 included charges of $4.2 million ($3.0 million after tax) and $9.6 million ($6.8 million after tax), respectively, as well as $1.3 million of additional tax expense, in connection with the relocation of the company’s European headquarters from Germany to Switzerland.

The third quarter and first nine months of 2012 also included net charges of $1.3 million ($0.9 million after tax) and $3.1 million ($2.0 million after tax), respectively, for ongoing costs related to previously closed facilities and other insignificant costs.

During the first quarter, Ball issued $750 million of 5.00 percent senior notes and tendered for the redemption of $450 million of 6.625 percent senior notes originally due in March 2018. The redemption of the bonds resulted in a charge of $15.1 million ($9.2 million after tax) for the call premium and the write off of unamortized financing costs and premiums.

Notes to the Condensed Financial Statements (Third Quarter 2013)

2.	Significant Business Consolidation Activities and Other Noncomparable Items (continued)

A summary of the effects of the above transactions on after-tax earnings is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, except per share amounts)	2013	2012	2013	2012

Net earnings attributable to Ball Corporation, as reported	$115.2	$115.1	$282.3	$342.9
Discontinued operations, net of tax	(0.3)	2.2	(0.4)	2.9
Business consolidation and other activities, net of tax	31.5	24.2	63.8	29.1
Debt refinancing costs, net of tax	0.8	–	17.1	9.2
Net earnings attributable to Ball Corporation before above transactions (Comparable Earnings)	$147.2	$141.5	$362.8	$384.1

Per diluted share before above transactions	$1.00	$0.90	$2.42	$2.42

A summary of the effects of the above transactions on earnings before interest and taxes is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions)	2013	2012	2013	2012

Earnings before interest and taxes, as reported	$211.6	$218.6	$558.1	$638.2
Business consolidation and other activities	43.8	36.8	89.1	44.0
EBIT before above transactions (Comparable EBIT)	$255.4	$255.4	$647.2	$682.2

Non-U.S. GAAP Measures–Non-U.S. GAAP measures should not be considered in isolation. They should not be considered superior to, or a substitute for, financial measures calculated in accordance with U.S. GAAP and may not be comparable to similarly titled measures of other companies. Presentations of earnings and cash flows presented in accordance with U.S. GAAP are available in this earnings release and quarterly and annual regulatory filings.